METROWEST REALTY, L.L.C.

FIRST AMENDMENT TO
LIMITED LIABILITY COMPANY AGREEMENT

THIS FIRST AMENDMENT dated January 28, 1999 to the Limited Liability Company Agreement of Metrowest Realty, L.L.C. (the “LLC”), a Delaware limited liability company, dated as of December 17, 1998 (the “Agreement”), is made by New England Electric System as the sole member (“Member”) of the LLC.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Agreement is hereby amended as follows:

1. Change of Name. Section 1 of the Agreement is hereby amended to read in its entirety as follows, in order to reflect that the Member, pursuant to its authority granted in Section 14(e) of the Agreement, has elected to change the name of the LLC:

“1. Name of LLC. The name of the LLC is Metrowest Realty LLC.”

  No Other Amendments. In all other respects, the Agreement is hereby ratified and confirmed.

IN WITNESS WHEREOF, the Member has executed this Amendment under seal as of the day and year first above written.

MEMBER:

NEW ENGLAND ELECTRIC SYSTEM

By: /s/ David C. Kennedy
David C. Kennedy, Vice President